Exhibit 3.21

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is: ENERGYSOLUTIONS FEDERAL SERVICES OF HANFORD, INC.

2. The registered office of the Corporation within the State of Delaware is hereby changed to: 160 Greentree Drive, Suite 101, City of Dover, 19904, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on February 8, 2007

/S/ Paul J. Hagan
Paul J. Hagan, Assistant Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:43 PM 02/09/2007
FILED 05:43 PM 02/09/2007
SRV 070150300 - 3491167 FILE

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:45 PM 09/11/2006
FILED 06:45 PM 09/11/2006
SRV 060839117 - 3491167 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DURATEK FEDERAL SERVICES OF HANFORD, INC.

The undersigned secretary of the Corporation certifies that on September 7, 2006, the members of the Board of Directors (the “Board”) of Duratek Federal Services of Hanford, Inc., a Delaware corporation, pursuant to Section 141(f) of the Delaware General Corporation Law, hereby adopted the following resolutions:

FIRST: That the Board has determined that it is recommended and in the best interest of the Corporation and the shareholder of the Corporation to amend its Charter to change the name of the Corporation to EnergySolutions Federal Services of Hanford, Inc.

SECOND: That on September 7, 2006, the Corporation’s sole shareholder approved said recommended name change, and authorized and directed the Corporation to change its name to EnergySolutions Federal Services of Hanford, Inc. and to amend its Certificate of Incorporation to reflect the new name.

THIRD: That, pursuant to the aforesaid action of its sole shareholder, and in accordance with the provisions of Section 242 of the GCL, the Certificate of Incorporation of Duratek Federal Services of Hanford, Inc., is hereby amended as follows:

By striking out the whole of ARTICLE ONE thereof as it now exists and inserting in lieu and instead of a new ARTICLE ONE, reading as follows:

ARTICLE ONE

The name of the Corporation is EnergySolutions Federal Services of Hanford, Inc.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on September 7, 2006.

By:	/s/ Suzanne A. Rose
Authorized Officer
Title:	Assistant Secretary
Name:	Suzanne A. Rose

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 02/22/2002
020118782 - 3491167

CERTIFICATE OF INCORPORATION

OF

DURATEK FEDERAL SERVICES OF HANFORD, INC.

Article 1. NAME

The name of this corporation is Duratek Federal Services of Hanford, Inc. (the “Corporation”).

Article 2. REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article 3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4. CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is one thousand (1,000), of which all shares shall be Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”).

Article 5. INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Thomas S. Brennan, 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202.

Article 6. BOARD OF DIRECTORS

6.1. Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.2. Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 22nd day of February, 2002.

By:	/s/ Thomas S. Brennan
Thomas S. Brennan
Incorporator